Exhibit 99.1

Monotype Imaging Announces First Quarter 2009 Results

Company Reports Strong Profitability and Cash Flow

WOBURN, Mass.--(BUSINESS WIRE)--May 5, 2009--Monotype Imaging Holdings Inc. (Nasdaq: TYPE), a leading global provider of text imaging solutions, today announced financial results for the first quarter ended March 31, 2009.

First quarter 2009 highlights:

  First quarter revenue was $23.6 million, a 14 percent decline year-over-year.
  Non-GAAP adjusted EBITDA for the first quarter was $9.8 million, or 42 percent of revenue.
  Cash flow from operations was $16.4 million for the first quarter, an increase of 50 percent compared to the first quarter of 2008. Cash balance as of March 31, 2009, was $37.3 million, an increase of 34 percent compared to the first quarter of 2008 and 17 percent compared to the prior quarter.

“Our first quarter results demonstrate our ability to effectively manage the business and deliver high levels of profitability and free cash flow even in the face of a challenging economic environment,” said Doug Shaw, president and chief executive officer. “We remain optimistic about our long-term growth opportunities and plan to continue selectively investing in our key strategic growth initiatives, including emerging consumer electronics markets.”

Scott Landers, senior vice president and chief financial officer, said, “Our focus on managing expenses and realizing benefits from our prior cost-saving initiatives enabled the company to achieve non-GAAP adjusted EBITDA that was above the high-end of our guidance for the quarter. We also increased our cash balance by $5.3 million, including debt repayment of approximately $10 million, enabling the company to further strengthen and de-lever its balance sheet.”

First quarter 2009 operating results

Revenue for the first quarter of 2009 was $23.6 million compared to $27.3 million in the first quarter of 2008. OEM revenue for the quarter was $17.3 million, decreasing three percent year-over-year. Creative Professional revenue for the quarter was $6.3 million, decreasing 34 percent from the first quarter of 2008.

Net income for the first quarter of 2009 was $3.3 million, compared to $3.7 million in the prior year period. Earnings per diluted share for the first quarter of 2009 were $0.09, compared to earnings per diluted share of $0.10 in the first quarter of 2008.

In the first quarter of 2009, non-GAAP adjusted EBITDA was $9.8 million, compared to $13.0 million in the first quarter of last year. First quarter non-GAAP adjusted EBITDA included approximately $600,000 of net expense related to an intercompany loan, currency swap and interest rate swap on the company’s debt, the majority of which was non cash.

A reconciliation of GAAP net income to non-GAAP adjusted EBITDA for the three months ended March 31, 2009 and 2008 is provided in the financial tables that accompany this release.

Cash, cash flow and debt balances

Monotype Imaging had cash and cash equivalents of $37.3 million as of March 31, 2009, an increase from $31.9 million from the prior quarter. The company’s outstanding debt was $103.8 million as of March 31, 2009, a decrease from $113.6 million at the end of the prior quarter. During the first quarter of 2009, Monotype Imaging generated $16.4 million of cash from operations, which enabled the company to grow its cash balance by $5.3 million while at the same time reduce its outstanding debt by $9.8 million. The company’s strong cash flow was due in part to the receipt of two customer prepayments coupled with strong collections of year-end accounts receivable balances.

Conference call details

Monotype Imaging will host a conference call on Tuesday, May 5, 2009 at 8:30 a.m. EST to discuss the company’s first quarter 2009 results and business outlook for the remainder of 2009. Individuals who are interested in listening to the audio webcast should log on to the “Investor Relations” portion of the “About Us” section of Monotype Imaging’s Web site at www.monotypeimaging.com. The live call can be accessed by dialing (800) 762-8908 (domestic) or (480) 629-1990 (international) using passcode 4050592. The audio webcast will also be archived on the company’s Web site.

Non-GAAP financial measures

This press release contains non-GAAP financial measures under the rules of the U.S. Securities and Exchange Commission. This non-GAAP information supplements and is not intended to represent a measure of performance in accordance with disclosures required by generally accepted accounting principles. The reconciliation to net income for the three months ended March 31, 2009 and 2008 are in the tables attached to this press release. Non-GAAP financial measures are used internally to manage the business, such as in establishing an annual operating budget and in reporting to lenders. Non-GAAP financial measures are used by Monotype Imaging management in its operating and financial decision-making because management believes these measures reflect ongoing business in a manner that allows meaningful period-to-period comparisons. Accordingly, Monotype Imaging believes it is useful for investors and others to review both GAAP and non-GAAP measures in order to (a) understand and evaluate current operating performance and future prospects in the same manner as management does and (b) compare in a consistent manner the company’s current financial results with past financial results. The primary limitations associated with the use of non-GAAP financial measures are that these measures may not be directly comparable to the amounts reported by other companies and they do not include all items of income and expense that affect operations. Monotype Imaging management compensates for these limitations by considering the company’s financial results and outlook as determined in accordance with GAAP and by providing a detailed reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures in this press release.

Forward-looking statements

This press release may contain forward-looking statements including those related to future revenues and operating results, the growth of the company’s OEM business and Creative Professional business, the execution of the company’s growth strategy and anticipated business momentum that involve risks and uncertainties that could cause the company’s actual results to differ materially. Factors that might cause or contribute to such differences include, but are not limited to: risks associated with changes in the economic climate, including decreased demand for fonts or products that incorporate the company’s text imaging solutions; risks associated with changes in the financial markets, including the availability of credit; risks associated with increased competition, which may result in the company losing customers or force it to reduce prices; risks associated with the development and market acceptance of new products or product features; risks associated with the company’s ability to adapt its products to new markets and to anticipate and quickly respond to evolving technologies and customer requirements; and risks associated with the ownership and enforcement of the company’s intellectual property. Additional disclosure regarding these and other risks faced by the company is available in the company’s public filings with the Securities and Exchange Commission, including the risk factors included in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2008, and subsequent filings. The financial information set forth in this press release reflects estimates based on information available at this time. These amounts could differ from actual reported amounts stated in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009. While Monotype Imaging may elect to update forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so, even if an estimate changes.

About Monotype Imaging

Monotype Imaging is a global provider of text imaging solutions for manufacturers and developers of consumer electronics devices including laser printers, copiers, mobile phones, digital televisions, set-top boxes, navigation devices, digital cameras and software applications and operating systems. The company also provides printer drivers and color imaging technologies to OEMs (original equipment manufacturers). Monotype Imaging technologies are combined with access to more than 10,000 typefaces from the Monotype®, Linotype® and ITC® typeface libraries – home to some of the world’s most widely used designs, including the Times New Roman®, Helvetica® and ITC Franklin Gothic™ typefaces. Fonts are licensed to creative and business professionals through custom font design services, direct sales or e-commerce portals. Monotype Imaging offers fonts and industry-standard solutions that support all of the world’s major languages. The company is based in Woburn, Mass., with regional offices in the U.K., Germany (Linotype), Mt. Prospect, Ill., Redwood City, Calif., Boulder, Colo., Japan, China and Korea. Information about Monotype Imaging and its products can be found at www.monotypeimaging.com, www.fonts.com, www.linotype.com, www.monotypefonts.com, www.itcfonts.com, www.customfonts.com, www.fontwise.com, www.fonts.hk, www.faces.co.uk and www.fontexplorerx.com.

Monotype is a trademark of Monotype Imaging Inc. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions. Times New Roman is a trademark of The Monotype Corp. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions. Linotype is a trademark of Linotype GmbH registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions. Helvetica is a trademark of Linotype Corp. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions in the name of Linotype Corp. or its licensee Linotype GmbH. ITC is a trademark of International Typeface Corp. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions. ITC Franklin Gothic is a trademark of International Typeface Corp. and may be registered in certain jurisdictions. All other trademarks are the property of their respective owners. © 2009 Monotype Imaging Holdings Inc. All rights reserved.

MONOTYPE IMAGING HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands)

	March 31, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$37,276	$31,941
Accounts receivable, net	3,403	6,010
Deferred income taxes	1,345	1,637
Prepaid expense and other current assets	1,937	1,603

Total current assets	43,961	41,191
Property and equipment, net	2,096	2,093
Goodwill	136,849	138,898
Intangible assets, net	88,760	91,416
Other assets	4,371	3,823

Total assets	$276,037	$277,421

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$305	$646
Accrued expenses and other current liabilities	10,461	12,443
Accrued income taxes	1,277	1,700
Deferred revenue	12,322	5,669
Current portion of long-term debt	10,038	17,769

Total current liabilities	34,403	38,227
Long-term debt, less current portion	93,749	95,827
Other long-term liabilities	2,417	1,064
Deferred income taxes	16,964	17,165
Reserve for income taxes, net of current portion	1,320	1,343
Accrued pension benefits	2,885	2,959
Stockholders’ equity:
Common stock.	35	35
Additional paid-in capital	143,860	142,676
Treasury stock, at cost	(86)	(86)
Accumulated deficit	(20,155)	(23,445)
Accumulated other comprehensive income	645	1,656

Total stockholders’ equity	124,299	120,836

Total liabilities and stockholders’ equity	$276,037	$277,421

MONOTYPE IMAGING HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except share and per share data)

	Three Months Ended March 31,
	2009	2008
Revenue	$23,606	$27,343
Costs and expenses:
Cost of revenue	1,761	2,701
Cost of revenue—amortization of acquired technology	843	849
Marketing and selling	5,982	5,428
Research and development	3,371	4,287
General and administrative	3,774	5,170
Amortization of other intangible assets	1,175	1,806

Total costs and expenses	16,906	20,241
Income from operations	6,700	7,102
Other (income) expense:
Interest expense	1,178	2,565
Interest income	(7)	(53)
Loss (gain) on foreign exchange	722	(2,244)
(Gain) loss on derivatives	(422)	14
Other income, net	(31)	(5)

Total other expense	1,440	277
Income before provision for income taxes	5,260	6,825
Provision for income taxes	1,970	3,139

Net income	$3,290	$3,686

Net income per common share:
Basic	$0.10	$0.11
Diluted	$0.09	$0.10
Weighted average number of shares:
Basic	34,255,602	33,516,729
Diluted	35,018,224	35,406,054

MONOTYPE IMAGING HOLDINGS INC.
OTHER INFORMATION
(Unaudited and in thousands)

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP ADJUSTED EBITDA

	Three Months Ended March 31,
	2009	2008
GAAP net income	$3,290	$3,686
Provision for income taxes	1,970	3,139
Interest expense, net	1,171	2,512
Depreciation and amortization	2,288	2,940

EBITDA	$8,719	$12,277
Share based compensation	1,110	688

Non-GAAP adjusted EBITDA	$9,829	$12,965

OTHER INFORMATION
Share based compensation is comprised of the following:

	Three Months Ended March 31,
	2009	2008
Marketing and selling	$412	$130
Research and development (1)	165	303
General and administrative	533	255

Total share based compensation	$1,110	$688

(1) Includes a credit of $0.1 million and an expense of $0.2 million, in the three months ended March 31, 2009 and 2008, respectively, of share based compensation associated with the conversion of convertible promissory notes issued in connection with the acquisition of China Type Design.

MONOTYPE IMAGING HOLDINGS INC.
SUPPLEMENTAL FINANCIAL INFORMATION
(Unaudited and in thousands)

Loss (gain) related to the intercompany note and currency swap instrument in 2009 and 2008 is presented below:

	Three Months Ended March 31,
	2009	2008
Foreign exchange loss (gain) on intercompany note	$1,026	$(2,320)
Gain on currency swap instrument (1)	(792)	—

Total loss (gain) related to the intercompany note and swap instrument	234	(2,320)
Tax amount	(88)	1,067

Total loss (gain) related to the intercompany note and swap instrument, after tax	$146	$(1,253)

Increase (decrease) to diluted earnings per share	$—	$0.04

(1) The currency swap contract was not in place in the three months ended March 31, 2008.

Loss related to the interest rate swap instrument in 2009 is presented below:

Three Months Ended March 31,
2009
Loss on the interest rate swap instrument	$360
Tax amount	(135)

Loss related to the interest rate swap instrument, after tax	$225

Decrease to diluted earnings per share	$(0.01)

MONOTYPE IMAGING HOLDINGS INC.
MARKET INFORMATION
(Unaudited and in thousands)

The following table presents revenue for our two major markets:

	Three Months Ended March 31,
	2009	2008
OEM	$17,283	$17,760
Creative Professional	6,323	9,583

Total revenue	$23,606	$27,343

CONTACT:
Investor Relations Contact:
ICR
Staci Mortenson, 781-970-6120
ir@monotypeimaging.com